Project details

CONVERSION HOUSING

TRANSFORMING HOTEL/MOTELS TO AFFORDABLE HOUSING



- Regulation A offering seeking investments to acquire 140 room Hotel in Grand Junction Colorado to convert into 121 Luxury Apartments
- Acquiring asset at **less than 100k** per apartment
- Grand Junction has seen 6% Annual Rent Growth 98% Occupancy Rate in last 5 years with avg rent price of $1262.
- Amenities include swimming pool, fitness center, gazebo and demonstration kitchen.
- **Investment Summary**
- Equity Raise - $4,000,000
  Expected term of investment: 1-3 years

Track the progress of conversion and your investment through an online dashboard. We market property to maximize sales price and accept highest bid and distribute funds 30 days after property close.

## 718 Horizon Dr. Grand Junction CO 81506





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Minimum investment $5000

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THIS IS A SOLICITATION OF INTEREST. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED; NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT IS QUALIFIED, AND ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ITS ACCEPTANCE GIVEN AFTER THE QUALIFICATION DATE; AND A PERSON'S INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND..

This offering under Regulation A is being conducted through Texture Capital Inc. ("Texture"), a FINRA member broker-dealer. You can review the background of our broker-dealer and our investment professionals on FINRA's BrokerCheck here. Texture Capital Inc. is a member of SIPC and explanatory brochures are available upon request by contacting SIPC at (202) 371-8300. Texture is the Broker of Record and Placement Agent for this offering and is not an affiliate of nor connected with the Issuer. Texture conducts Anti-Money Laundering, Identity, and Bad Actor Disqualification reviews of the Issuer and ensures they are a registered business in good standing. Texture should NOT be relied upon to have validated or approved the information provided by the Issuer or the Issuer itself. Texture may direct applicants to specific sections of the Form 1-A to locate information or answers to their inquiry but does not opine or provide guidance on Issuer-related matters. Please review Texture's Customer Relationship Summary and their Compensation Disclosure. Please review our Risk Disclosure. Private securities offerings are not registered with the SEC and are considered highly speculative. These securities are neither approved nor disapproved by the SEC or any other federal or state agency, nor has any regulatory agency endorsed the accuracy or adequacy of these investment opportunities or any offer or solicitation made to buy or sell the securities. An investment in private securities is speculative, involves a high degree of risk and may result in the loss of your entire capital contribution. Investors must be prepared to bear the economic risk of their investment for an indefinite period of time and be able to withstand a total loss of their investment. Potential investors are strongly advised to consult their legal, tax and financial advisors before investing.

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Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk, and there can be no assurance that the future performance of any specific investment, investment strategy, or product made reference to directly or indirectly in this offering will be profitable, equal to any corresponding indicated historical performance level(s), or be suitable for your portfolio. Due to various factors, including changing market conditions, the content may no longer be reflective of current opinions or positions. To the extent that a reader has any questions regarding the applicability of any specific issue discussed above to their individual situation, they are encouraged to consult with the professional advisor of their choosing.